 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 31, 2016

EPIC STORES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55511	45-5355653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	20805 North 19th Avenue, #2, Phoenix, AZ	85027
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (855) 636-3742

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement and

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

On July 31, 2016 Bluechip Accounting, LLC (“Bluechip”) provided written notice of termination of all agreements with Epic Stores Corp. (“Epic”) and Epic Stores, LLC (“Epic LLC”) for breach of contract and non-payment. Pursuant to these agreements the Company agreed to pay Bluechip a consulting fee of $5,500 per month, plus expenses incurred, in exchange for Mr. Bradford’s CFO services. Epic also entered into certain agreements with Bluechip pursuant to which Bluechip agreed to provide controller and accounting services for base fee compensation of $8,000 per month, plus expenses, plus an additional fee of $200 per month for each operating store over five open during the month of service. Epic also entered into a further agreement with Bluechip pursuant to which Bluechip agreed to provide services to Epic in connection with the preparation of financial statements and other public filings for $2,000 a month. As of July 1, 2016, $90,236 in unpaid fees related to the above engagements remained due for services and unreimbursed expenses and services were suspended.

As a result, Bluechip Accounting has terminated all of its agreements with Epic, and Zachary Bradford has resigned from his position as a member of the board of directors and as the Chief financial officer of Epic.

The Epic Board of Directors anticipates that Epic will execute a Separation Agreement with Bluechip and Mr. Bradford which will contain confidentiality and non-disparagement provisions and a general release of Epic, Epic LLC, Bluechip, and Mr. Bradford.

Item 8.01 Other Items.

At its meeting on August 2, 2016, the Board of Directors (the “Board”) of Epic Stores Corp. (“Epic”) discussed actions that the Board can take in the best interests of Epic and its shareholders given Epic’s and its subsidiary Epic Stores, LLC’s pending liquidation. The Board resolved to that it will continue it operations to monetize the assets of the Company. It was further resolved to explore potential merger transactions between Epic and a third party. The Board has not yet identified a third party interested in such a merger transaction, but the Board is actively exploring this possibility.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Epic Stores Corp.
(Registrant)

Date:	August 8, 2016
/s/ Brian Davidson
Brian Davidson
President, Chief Executive Officer, Secretary, Treasurer and Director

3